Record Date Set for Agritope Spin-Off

         BEAVERTON, Ore., Dec. 24 /PRNewswire/ -- Epitope, Inc. (Nasdaq: EPTO) today announced that it has set December 26, 1997, as the record date on which its shareholders will be eligible to receive a distribution of common stock of Agritope, Inc. For every five shares of common stock of Epitope, Inc. held, as of the close of business on December 26, 1997, shareholders will receive one share of common stock of Agritope. Epitope shareholders will not have to pay for any shares of Agritope stock received in the distribution or take any other action to receive shares. In connection with the spin-off, Agritope will issue
1.56 million shares of capital stock to certain foreign investors for $10.9 million ($7 per share).

         "We believe that the spin-off of Agritope is the best way for Epitope's shareholders to realize the value in both the agricultural and medical product businesses by creating two separate and independent public companies. The spin-off will allow management of each company to focus on the unique challenges of each industry, without distractions from the other business," said John W. Morgan, president and chief executive officer of Epitope. "We are pleased that outside investors and a strategic partner, who recognize the value of Agritope, have agreed to provide the capital needed to support Agritope's operation as a separate business."

         Agritope has filed a registration statement with the Securities and Exchange Commission with respect to the shares to be distributed in the spin-off. An information statement/prospectus will be furnished to each shareholder of record as of the close of business on December 26, 1997.

         Epitope expects to deliver the information statement/prospectus and the Agritope shares on or about January 8, 1998.

         Epitope currently has 13,454,330 shares outstanding. Accordingly, Epitope expects to distribute 2,690,866 Agritope shares to its shareholders. Upon completion of the distribution, Agritope will cease to be a subsidiary of Epitope and will operate as an independent public company. Agritope shares will trade on the SmallCap tier of the Nasdaq Stock Market under the symbol AGTO.

         On December 31, 1997, Agritope will issue 1,343,704 shares of Agritope common stock at a price of $7 per share to certain foreign investors for an aggregate sales price of $9.4 million. In early January 1998, Agritope will also issue, for an aggregate sales price of $1.5 million ($7 per share) 214,285 shares of its preferred stock to Vilmorin & Cie., a majority owned subsidiary of Groupe Limagrain Holdings, Chappes, France. Vilmorin also holds an option to purchase up to additional 785,715 shares of Agritope preferred stock, also at a price of $7 per share. The option expires January 15, 1998. The preferred stock is convertible into common stock on a share-for-share basis. Other than the right to elect a director and preemptive rights, the preferred stock has rights substantially equivalent to those applicable to common stock.

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         Under terms of a related research and development  agreement,  Vilmorin will provide proprietary seed varieties for use by Agritope in projects to be funded by Vilmorin, in which both Agritope and Vilmorin technology may be applied. Vilmorin will also have a right of first refusal to fund research projects involving the genetic modification of specified vegetables and flowers.

         Founded in 1743, Vilmorin specializes in the worldwide breeding, production and distribution of vegetable and flower seeds to the home garden and professional markets. It is the largest company in the world serving the home garden market and the second largest in the world serving the professional vegetable seed market. Vilmorin's U.S. subsidiary, Harris Moran Seed Company of Modesto, California and Agritope have been working together for several years to develop cantaloupe with a longer shelf life.

         Epitope is an Oregon company that develops and markets medical diagnostic products. Agritope is an Oregon-based agricultural biotechnology company specializing in the development of new fruit and vegetable varieties. Agritope is also the majority owner of Vinifera, Inc., which offers grapevine plant propagation and disease screening and elimination programs.

         A registration statement relating to the securities to be issued to Epitope shareholders has been declared effective by the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Shares of Agritope stock to be sold to Vilmorin and other foreign investors have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SOURCE  Epitope, Inc.
         -0-                        12/24/97
         /CONTACT: Mary Hagen of Epitope, 503-614-6115; or Matt Kramer of Agritope, 503-670-7702/
         /Company News On-Call: http://www.prnewswire.com or fax, 800-758-5804, ext. 285632/
         (EPTO AGTO)